EXHIBIT 10
                                                  FORM 8-K
                                                  MAY 31, 1995


                     Bucyrus-JNL Settlement Agreement


A. JNL's 503(b) Claim

   1. Bucyrus will not withdraw its objections to JNL's 503(b) claim.

   2. Bucyrus and JNL will not initiate any discovery in connection with JNL's 503(b) claim. The Office of the United States Trustee will initiate any discovery requests by June __ [date to be agreed]. It is contemplated that no other party will initiate discovery. All discovery will be completed by July __ [date to be agreed].

   3. Each party to the hearing on the claim will serve on all other parties a list of witnesses and proposed exhibits by July __ [date to be agreed]. All parties will attempt in good faith to stipulate to uncontested facts and to the authenticity and admissibility of exhibits. JNL and Bucyrus shall be jointly responsible for preparing the stipulation.

   4. Bucyrus and JNL shall seek a hearing on JNL's claim at the earliest practicable date.

   5. The parties reserve their rights to participate fully in any hearing the Court may have in connection with the claim.

   6. The parties reserve their rights to appeal from any decision or order of the Court issued in connection with the claim.

   7. JNL agrees to accept any award it may receive on its 503(b) claim in common stock of Bucyrus at a price equal to the average closing price of the stock on the NASDAQ National Market for the five trading days prior to a date, not earlier than June 12, 1995 and not later than June 30, 1995, to be determined by Bucyrus on or before June 5, 1995 in its sole discretion.

   8. The foregoing will be memorialized in an agreed order to be presented to the Court on June 2.

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B. Releases and Discontinuance of Litigation

   1. On or before June 9, 1995, JNL will execute and deliver general releases of all claims, known or unknown, arising at any time through the date of such releases, to each of Messrs. Goelzer, Verville, Winter and Olander (the
      "Releasees").

   2. On or before June 9, 1995, JNL will discontinue with prejudice, and without costs as against any party, its action against the Releasees pending in the United States District Court for the Southern District of New York (the "Southern District Action").

   3. Pursuant to the terms of the indemnification provided by Bucyrus to the Releasees, Bucyrus will indemnify the Releasees for any and all costs and expenses incurred in connection with defending the Southern District Action.

   4. Bucyrus agrees not to seek indemnification from JNL under the Indemnification Agreement, dated November 30, 1994, among Bucyrus-Erie Company, B-E Holdings, Inc. and JNL for amounts paid on behalf of the Releasees in connection with the Southern District Action.

C. Acknowledgement of Lack of Grounds to Revoke Order of
   Confirmation

   1. JNL acknowledges that it is not aware as of the date of this settlement of grounds for the revocation of the Order of Confirmation of Bucyrus' Plan of Reorganization, dated December 2, 1994, pursuant to section 1144 of the United States Bankruptcy Court, 11 U.S.C. Section 1144, or for any other reason.

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D. Professional Fees in Stock

   1. Bucyrus will request its outside professionals to consider accepting any award of professional fees in common stock of Bucyrus at the same price as determined in paragraph A
      (7), above. It is expressly understood that the effectiveness of this Settlement Agreement is not contingent in any way on any of these professionals agreeing or even considering to accept professional fees in the form of Bucyrus common stock at the same price as determined in paragraph A (7), above.

Dated:  May 23, 1995


AGREED:

BUCYRUS-ERIE COMPANY



By: /s/ P. W. Mork


JACKSON NATIONAL LIFE INSURANCE COMPANY

By:  PPM AMERICA, INC.


By: /s/ F. J. Stark, III